Exhibit 99.1

Sunshine Heart to Provide Summary of Initial OPTIONS HF Data and Additional Clinical Updates at 2013 Transcatheter Cardiovascular Therapeutics Analyst Event

Eden Prairie, MN: October 29, 2013: Sunshine Heart, Inc. (NASDAQ: SSH) announced today that the initial C-Pulse® System patient data of its ongoing OPTIONS HF EU trial, will be presented by Professor Thomas Krabatsch, Director of Mechanical Circulatory Support at the German Heart Institute, Berlin to the investment community at Sunshine Heart’s third annual analyst breakfast event, held later this morning at 7:30 a.m. PDT at the W Hotel San Francisco. As announced on October 22, 2012, the event also includes presentations from Dr. Andrew Kao, Associate Professor of Medicine at the University of Missouri-Kansas City; as well as Dr. William Cohn,  Director of Minimally Invasive Surgical Technology of Texas Heart Institute.  Following the event, the presentations and audio will be available on the investor section of the Sunshine Heart website at: http://ir.sunshineheart.com/index.cfm .

Initiated in February, 2013, the OPTIONS HF study is a post-market, multi-center, prospective, open label study that will include 50 patients in up to ten European centers. The study is designed to observe clinical outcomes of heart failure patients treated with the C-Pulse system concurrent with the Company’s COUNTER HF™ US pivotal trial.  The primary endpoint is identical to the COUNTER HF trial as it evaluates rate of re-hospitalization due to worsening heart failure and heart failure related death.

On October 28th, Professor Krabatsch, with cooperation from Dr. Holger Hotz at Cardio Centrum Berlin, presented initial OPTIONS HF study data on patients implanted at the German Heart Center, Berlin at the 2013 TCT conference as part of Session III: LVAD’s for “Less Sick Patients”. Data presented included 15 cumulative days of C-Pulse therapy across five individual patients, four of which remain on C-Pulse therapy. An additional two patients have been implanted at other centers and are not included in this presentation. As presented by Dr. Krabatsch, the four patients on C-Pulse therapy range from 51 to 63 years of age, and include three patients classified as NYHA Class III and one classified as NYHA ambulatory Class IV. All four patients are currently at home with the device. Early results indicate that surgical implantation without cardiopulmonary bypass was successful in all patients with no reports of stroke, myocardial infarction, major bleeding or infection (exit site or otherwise) due to the device.  In addition, there have been no re-hospitalizations due to worsening heart failure or heart failure related death, which is the primary endpoint in the U.S. COUNTER HF trial. High compliance (>90%) has been reported thus far, with patients disconnecting only for battery charge or showering. In addition, patients and physicians report high satisfaction with the device. Dr. Krabatsch also summarized results from two specific trial patients, presented earlier this year at ESAIO in Scotland on September 13, 2013. Data included encouraging improvement across both patients within left and right ventricle ejection fraction, and one patient reported improving from NYHA Class III heart failure at baseline to NYHA Class II after just six weeks on the device. The same patient reported a 74% increase in observed six minute walk score at six weeks, improving to 418m from 240m at baseline. Further information will be available during the Company’s third quarter earnings call on November 11th at 9:00 a.m. EST.

Dr. Kao’s presentation provides data from a single center; St. Luke’s Mid America Heart Institute. The Company had previously announced that two patients from the U.S. North American Feasibility study had been fully weaned from the device. Dr. Kao’s presentation profiles three additional patients implanted with the C-Pulse device from the feasibility trial as well. Two of the patients have now been successfully weaned from the device following significant improvements in both heart failure NYHA classification, ejection fractions,  and heart failure related symptoms, while a third patient is in the process of being weaned. Patient profiles include C-Pulse usage and key heart failure metrics along the progression of treatment, as well as individual lessons learned from each patient.  The Company will not allow weaning in the U.S. COUNTER HF trial to prevent any impact on the clinical results.

Dr. William Cohn’s presentation unveils the most recent advancements in the developing C-Pulse fully-implantable system, including system design, capabilities and upcoming test plans. The device will be non-blood contacting and non-obligatory, providing the patient with active inflation without the necessity for an implanted battery. In addition, the system will also eliminate the exit site, as well as percutaneous lead and associated infection risks.

Sunshine Heart will release its third quarter operating results and clinical trial update before the market open on November 11, 2013. Subsequent to the quarterly release, the Company will host a conference call at 9:00 a.m. EST.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counterpulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries.  Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility trial, we also believe that some patients treated with our C-Pulse System will be able to stop using the device due to sustained improvement in their condition as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. is a medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a wholly owned subsidiary in Australia.  The Company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, the possibility that our clinical trials do not meet their enrollment goals, meet their endpoints or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the European Union and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Media:	Investor:
Laura Forman	Jeff Mathiesen
Blueprint Life Science Group	Chief Financial Officer
T: +1-415-375-3340	Sunshine Heart, Inc.
T: +1-952-345-4200

Source: Sunshine Heart